EXHIBIT 99.1


                                  PRESS RELEASE


FOR IMMEDIATE RELEASE
Contact:          Theresa M. Wasko, Treasurer & Chief Financial Officer
Telephone Number: 610-965-5959
E-mail:           twasko@eastpennbank.com


                  EAST PENN FINANCIAL CORPORATION ANNOUNCES SIX
                CONSECUTIVE YEARS OF INCREASED DIVIDEND PAYMENTS


(July 24, 2006 - EMMAUS, PA - East Penn Financial Corporation (NasdaqCM: EPEN) announced that on July 20 2006, its Board of Directors declared a regular cash dividend of $0.11 per share on its common stock for the second half of 2006. The dividend is payable on August 31, 2006 to all shareholders of record as of August 11, 2006.

Total cash dividends for 2006 are $0.22 per share and represent a 15.8% increase over 2005 semi-annual cash dividends of $0.19 per share. This is the sixth consecutive year that the Company has paid and increased its cash dividends, on an annualized basis, since it initiated its first cash dividend payment of $0.05 per share in 2001.

East Penn Financial Corporation, with assets of $423.3 million, is the bank holding company for its principal subsidiary, East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 9 branch locations. East Penn Financial Corporation's stock is traded on the NASDAQ Capital Market under the symbol "EPEN". Additional information about East Penn Financial Corporation is available at www.eastpennbank.com.




This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.